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                     April 17, 2023

       Steven Keller
       Chief Financial Officer
       Rush Enterprises, Inc.
       555 IH 35 South
       New Braunfels, TX 78130

                                                        Re: Rush Enterprises,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 000-20797

       Dear Steven Keller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services